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                                                                    EXHIBIT 21.1

Subsidiaries of the Registrant

1.   EOTT Energy Operating Limited Partnership, a Delaware limited partnership
2.   EOTT Energy Pipeline Limited Partnership, a Delaware limited partnership
3.   EOTT Energy Canada Limited Partnership, a Delaware limited partnership
4.   EOTT Energy Liquids, L.P., a Delaware limited partnership
5.   EOTT Energy Finance Corp., a Delaware corporation
6.   EOTT Energy General Partner, LLC, a Delaware limited liability company